Exhibit 99.1

PerkinElmer Announces Financial Results for the First Quarter of 2009

  Revenue of $432 million, representing flat organic revenue growth
  Gross margin expands by 170 basis points
  EPS from continuing operations of $0.13; Adjusted EPS of $0.26 exceeds guidance

WALTHAM, Mass.--(BUSINESS WIRE)--April 30, 2009--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the first quarter ended April 5, 2009. The Company reported GAAP earnings per share from continuing operations of $0.13, down from the same period a year ago due primarily to a restructuring charge and a higher tax rate. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.26, which exceeds the Company’s prior guidance of $0.21-$0.23.

Organic revenue growth, which includes the adjustments noted in the attached reconciliation, was flat as compared to the first quarter of 2008. Revenue from continuing operations in the Human Health and Environmental Health segments decreased by 2% and 9% respectively as compared to the same period a year ago. Organic revenue in the Human Health segment was up by 3% and organic revenue in the Environmental Health segment was down by 3% as compared to the same period a year ago.

“We are pleased to have started 2009 with better than expected results in both revenue and adjusted earnings per share,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “Our increased focus on human and environmental health applications and our broad array of service offerings is enabling us to do relatively well despite the challenging economic environment.”

GAAP operating profit from continuing operations for the first quarter of 2009 was $25.7 million, compared to $33.4 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit for the first quarter of 2009 was $48.4 million as compared to $48.4 million in the first quarter of 2008, representing a 70 basis point expansion in adjusted operating profit margins.

GAAP earnings per share from continuing operations for the first quarter of 2009 was $0.13 as compared to $0.18 for the same period in 2008. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted earnings per share for the first quarter of 2009 was $0.26, which was flat as compared to $0.26 in the first quarter of 2008.

For the first quarter of 2009, operating cash flow from continuing operations was $18.8 million as compared to $24.9 million from the same period one year ago. In the first quarter of 2009, the Company reduced the amount drawn under an accounts receivable securitization facility by $10.0 million, resulting in an unfavorable impact to operating cash flow. On a non-GAAP basis, which excludes the reduction in the amount outstanding under this facility, the adjusted operating cash flow was $28.8 million in the first quarter of 2009 representing a 16% increase from the same period a year ago.

Financial Overview by Reporting Segment

Human Health reported revenue of $177.3 million for the first quarter of 2009. The segment’s GAAP operating profit for the first quarter of 2009 was $12.7 million, compared to $11.8 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the first quarter 2009 was $27.6 million, as compared to $23.1 million in the first quarter of 2008. As a percentage of revenue, the segment’s adjusted operating profit for the first quarter of 2009 was up 280 basis points as compared to the first quarter of 2008.

Environmental Health reported revenue of $254.3 million for the first quarter of 2009. The segment’s GAAP operating profit for the first quarter of 2009 was $20.6 million, compared to $31.6 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the first quarter of 2009 was $28.4 million, as compared to $35.4 million in the first quarter of 2008. As a percentage of revenue, the segment’s adjusted operating profit for the first quarter of 2009 was down 150 basis points as compared to the first quarter of 2008.

Financial Guidance

“While several of our end markets appear to be stabilizing, we believe there continues to be risk in the global economy. Therefore, despite our strong first quarter financial performance, we feel it prudent, at this time, to keep our full year revenue and adjusted earnings guidance unchanged,” said Friel.

In January of 2009, the Company forecasted for the full year 2009 organic revenue growth relative to 2008 to be flat to down mid-single digits. The Company forecasted 2009 earnings per share relative to 2008 to be down mid-single digits to mid-teens on both a GAAP and non-GAAP basis, which includes the impact of stock option expense in both periods.

Conference Call Information

The Company will discuss its first quarter results and its outlook for business trends in a conference call on April 30, 2009 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 213-8052 prior to the scheduled conference call time and provide the access code 77376121. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the code number is 70103308.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with health care industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $2 billion in 2008, has around 8,500 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(In thousands, except per share data)	April 5, 2009	March 30, 2008

Sales	$431,574	$458,720

Cost of sales	243,619	266,606
Research and development expenses	25,973	27,847
Selling, general and administrative expenses	128,414	130,834
Restructuring charges, net	7,823	-

Operating income from continuing operations	25,745	33,433

Interest income	(477)	(1,358)
Interest expense	4,588	6,318
Gains on dispositions of investments, net	-	(889)
Other expense, net	726	1,239

Income from continuing operations before income taxes	20,908	28,123

Provision for income taxes	5,847	7,384

Net income from continuing operations	15,061	20,739

Loss from discontinued operations, net of income taxes	(2,913)	(232)
Loss on disposition of discontinued operations, net of income taxes	(1,589)	(369)

Net income	$10,559	$20,138

Diluted earnings (loss) per share:
Continuing operations	$0.13	$0.18

Loss from discontinued operations, net of income taxes	(0.02)	(0.00)
Loss on disposition of discontinued operations, net of income taxes	(0.01)	(0.00)

Net income	$0.09	$0.17

Weighted average diluted shares of common stock outstanding	116,552	118,459

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.13	$0.18
Amortization of intangible assets, net of income taxes	0.07	0.07
Purchase accounting adjustments, net of income taxes	0.01	0.01
Restructuring charges, net of income taxes	0.05	-
Adjusted EPS	$0.26	$0.26

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended
(In thousands)		April 5, 2009	March 30, 2008

Human Health	Sales	$177,264	$180,089
	OP$ reported	12,687	11,833
	OP% reported	7.2%	6.6%
	Amortization of intangible assets	9,779	9,865
	Purchase accounting adjustments	365	1,353
	Restructuring charges	4,774	-
	OP$ adjusted	27,605	23,051
	OP% adjusted	15.6%	12.8%

Environmental Health	Sales	254,310	278,631
	OP$ reported	20,631	31,636
	OP% reported	8.1%	11.4%
	Amortization of intangible assets	3,626	3,720
	Purchase accounting adjustments	1,052	-
	Restructuring charges	3,049	-
	OP$ adjusted	28,358	35,356
	OP% adjusted	11.2%	12.7%

Corporate	OP$ reported	(7,573)	(10,036)

Continuing Operations	Sales	$431,574	$458,720
	OP$ reported	25,745	33,433
	OP% reported	6.0%	7.3%
	Amortization of intangible assets	13,405	13,585
	Purchase accounting adjustments	1,417	1,353
	Restructuring charges	7,823	-
	OP$ adjusted	$48,390	$48,371
	OP% adjusted	11.2%	10.5%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	April 5, 2009	December 28, 2008

Current assets:
Cash and cash equivalents	$162,049	$179,110
Accounts receivable, net	292,105	327,636
Inventories, net	204,172	197,967
Other current assets	107,817	111,087
Current assets of discontinued operations	14,382	14,947
Total current assets	780,525	830,747

Property, plant and equipment, net:
At cost	560,549	570,257
Accumulated depreciation	(362,205)	(365,843)
Property, plant and equipment, net	198,344	204,414
Marketable securities and investments	3,078	3,459
Intangible assets, net	449,493	452,473
Goodwill	1,385,268	1,396,292
Other assets, net	36,286	38,760
Long-term assets of discontinued operations	5,499	5,622
Total assets	$2,858,493	$2,931,767

Current liabilities:
Short-term debt	$40	$40
Accounts payable	143,347	169,447
Accrued restructuring and integration costs	10,845	5,904
Accrued expenses	297,954	323,815
Current liabilities of discontinued operations	16,659	17,036
Total current liabilities	468,845	516,242

Long-term debt	544,030	509,040
Long-term liabilities	330,317	335,354
Long-term liabilities of discontinued operations	2,900	3,188
Total liabilities	1,346,092	1,363,824

Commitments and contingencies

Total stockholders' equity	1,512,401	1,567,943
Total liabilities and stockholders' equity	$2,858,493	$2,931,767

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	April 5, 2009	March 30, 2008
(In thousands)

Operating activities:
Net income	$ 10,559	$ 20,138
Add: loss from discontinued operations, net of income taxes	2,913	232
Add: loss on disposition of discontinued operations, net of income taxes	1,589	369
Net income from continuing operations	15,061	20,739
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	3,806	5,209
Restructuring charges	7,823	-
Amortization of deferred debt issuance costs	635	381
Depreciation and amortization	21,601	21,597
Amortization of acquired inventory revaluation	215	-
Gains on dispositions, net	-	(889)
Changes in operating assets and liabilities:
Accounts receivable, net	20,406	6,953
Inventories, net	(12,527)	(11,427)
Accounts payable	(20,784)	3,957
Accrued expenses and other	(17,409)	(21,658)
Net cash provided by operating activities of continuing operations	18,827	24,862
Net cash used in operating activities of discontinued operations	(3,882)	(9,257)
Net cash provided by operating activities	14,945	15,605

Investing activities:
Capital expenditures	(5,632)	(6,703)
Changes in restricted cash balances	1,412	-
Payments for business development activity	-	(144)
Proceeds from disposition of businesses and investments, net	-	889
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(28,311)	(76,232)
Net cash used in investing activities of continuing operations	(32,531)	(82,190)
Net cash used in investing activities of discontinued operations	-	(621)
Net cash used in investing activities	(32,531)	(82,811)

Financing Activities:
Payments on debt	(71,564)	(305,000)
Proceeds from borrowings	105,000	355,000
Payments for debt issuance costs	(7)	(585)
Decrease in other credit facilities	(10)	(16)
Tax (expense) benefit from exercise of common stock options	(76)	4
Proceeds from issuance of common stock under stock plans	304	646
Purchases of common stock	(14,577)	(408)
Dividends paid	(8,205)	(8,236)
Net cash provided by financing activities	10,865	41,405

Effect of exchange rate changes on cash and cash equivalents	(10,340)	7,715

Net decrease in cash and cash equivalents	(17,061)	(18,086)
Cash and cash equivalents at beginning of period	179,110	203,348
Cash and cash equivalents at end of period	$ 162,049	$ 185,262

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	PKI
	Q109		Q108
Adjusted gross margin:
GAAP gross margin	$188.0	43.6%	$192.1	41.9%
Amortization of intangible assets	8.8	2.0%	9.2	2.0%
Purchase accounting adjustments	0.4	0.1%	1.4	0.3%
Adjusted gross margin	$197.1	45.7%	$202.6	44.2%

Adjusted SG&A:
GAAP SG&A	$128.4	29.8%	$130.8	28.5%
Amortization of intangible assets	(4.2)	-1.0%	(3.9)	-0.8%
Purchase accounting adjustments	(1.0)	-0.2%	-	0.0%
Adjusted SG&A	$123.2	28.5%	$127.0	27.7%

Adjusted R&D:
GAAP R&D	$26.0	6.0%	$27.8	6.1%
Amortization of intangible assets	(0.5)	-0.1%	(0.5)	-0.1%
Adjusted R&D	$25.5	5.9%	$27.3	6.0%

Adjusted operating profit:
GAAP operating profit	$25.7	6.0%	$33.4	7.3%
Amortization of intangible assets	13.4	3.1%	13.6	3.0%
Purchase accounting adjustments	1.4	0.3%	1.4	0.3%
Restructuring charges	7.8	1.8%	-	0.0%
Adjusted operating profit	$48.4	11.2%	$48.4	10.5%

	PKI
	Q109		Q108
Adjusted operating cash flow:
GAAP cash flow from continuing operations	$18.8		$24.9
Reduction of accounts receivable securitization	10.0		-
Adjusted operating cash flow	$28.8		$24.9

	PKI
	Q109		Q108
Adjusted EPS:
GAAP EPS	$0.09		$0.17
Discontinued operations	(0.04)		(0.01)
GAAP EPS from continuing operations	0.13		0.18
Amortization of intangible assets, net of income taxes	0.07		0.07
Purchase accounting adjustments, net of income taxes	0.01		0.01
Restructuring charges, net of income taxes	0.05		-
Adjusted EPS	$0.26		$0.26

	Human Health
	Q109		Q108
Adjusted operating profit:
GAAP operating profit	$12.7	7.2%	$11.8	6.6%
Amortization of intangible assets	9.8	5.5%	9.9	5.5%
Purchase accounting adjustments	0.4	0.2%	1.4	0.8%
Restructuring charges	4.8	2.7%	-	0.0%
Adjusted operating profit	$27.6	15.6%	$23.1	12.8%

	Environmental Health
	Q109		Q108
Adjusted operating profit:
GAAP operating profit	$20.6	8.1%	$31.6	11.4%
Amortization of intangible assets	3.6	1.4%	3.7	1.3%
Purchase accounting adjustments	1.1	0.4%	-	0.0%
Restructuring charges	3.0	1.2%	-	0.0%
Adjusted operating profit	$28.4	11.2%	$35.4	12.7%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Human Health
Q109
Organic revenue growth:
Reported revenue growth	-2%
Less effect of foreign exchange rates	-7%
Less effect of acquisitions	1%
Organic revenue growth	3%

Environmental Health
Q109
Organic revenue growth:
Reported revenue growth	-9%
Less effect of foreign exchange rates	-7%
Less effect of acquisitions	2%
Organic revenue growth	-3%

PKI
Q109
Organic revenue growth:
Reported revenue growth	-6%
Less effect of foreign exchange rates	-7%
Less effect of acquisitions	1%
Organic revenue growth	0%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. Inventory fair value adjustments related to business acquisitions also do not represent what our management and what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, and contingent consideration and other costs related to business acquisitions. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets and contingent consideration and other costs related to business acquisitions from these measures because intangibles amortization charges and contingent consideration and other costs related to business acquisitions do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, contingent consideration and other costs related to business acquisitions, and restructuring charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, contingent consideration and other costs related to business acquisitions, and restructuring charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, contingent consideration and other costs related to business acquisitions, and restructuring charges as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Operating Cash Flow

We use the term “adjusted operating cash flow” to refer to GAAP operating cash flow from continuing operations, excluding the effect of changes in our accounts receivable securitization facility. We believe that this non-GAAP measure, when taken together with our GAAP financial measure, allows us and our investors to better evaluate the long-term performance trends and to assess our ability to invest in the business. Adjusted operating cash flow also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of changes in our accounts receivable securitization facility from this measure because changes in our accounts receivable securitization facility can vary dramatically by quarter and between us and our peers and can obscure underlying trends, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com
or
Additional Media Contact:
Porter Novelli
Kate Weiss, 617-897-8255
kweiss@pnlifesciences.com